ASSET PURCHASE AGREEMENT, dated as of November 19, 1999, among ATLAS BAG INC., an Illinois corporation (the "SELLER"), Charles M. Roy, Scott Brekken and Bruce H. Vernon (together, the "SHAREHOLDERS"), and MARINO TECHNOLOGIES INCORPORATED, a Delaware corporation (the "PURCHASER").

                           W I T N E S S E T H:

WHEREAS, the Seller, directly and through its wholly owned subsidiary, Atlas Bag Texas Inc. ("ATLAS TEXAS"), is engaged in the business of assembly, sale, refurbishing, importing and distribution of polypropylene bulk bags in the United States and Mexico (the "BUSINESS"); and

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the assets of the Business and in connection therewith the Purchaser is willing to assume certain liabilities of the Seller and Atlas Texas relating thereto, all upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchaser and the Seller hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms.As used in this Agreement, the following terms shall have the following meanings:

"ACQUISITION DOCUMENTS" means this Agreement, the Employment Agreements, and any certificate, Financial Statement, Interim Financial Statement, report or other document delivered pursuant to this Agreement or the transactions contemplated hereby.

"ACTION" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

"AFFILIATE" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

"AGREEMENT" or "THIS AGREEMENT" means this Asset Purchase Agreement, dated as of November 19, 1999, between the Seller and the Purchaser (including the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 7.09.

"ASSETS" has the meaning specified in Section 2.01(a).

"ASSUMED LIABILITIES" has the meaning specified in Section 2.02(a).

"ATLAS TEXAS" has the meaning specified in the recitals to this Agreement. "BILL OF SALE" means the Bill of Sale and Assignment to be executed by the Seller on the Closing Date substantially in the form of Exhibit 1.01(a).

"BUSINESS" has the meaning specified in the recitals to this Agreement.

"BUSINESS DAY" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Chicago, Illinois, or New York, New York.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the date hereof.

"CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System, as updated through the date hereof.

"CLAIM" has the meaning specified in Section 7.11.

"CLOSING" has the meaning specified in Section 2.04.

"CLOSING BALANCE SHEET" means the audited consolidated balance sheet (including the related notes and schedules thereto) of the Company and the Subsidiaries, to be prepared pursuant to Section 2.08(a) and to be dated as of the Closing Date.

"CLOSING DATE" has the meaning specified in Section 2.04.

"CLOSING  DATE   NET   WORKING   CAPITAL"  has  the  meaning  specified  in
Section 2.08(a).

"CLOSING PAYMENT" has the meaning specified in Section 2.03(b).

"Closing Payment Adjustment Amount" means $300,000.

"CODE" means the Internal Revenue Code of 1986, as amended through the date hereof.

"CONFIDENTIALITY AGREEMENT" means the letter agreement dated as January 4, 1999 between the Seller and LINQ.

"DESIGNATED AMOUNT" means $100,000.

"DETERMINATION DATE" has the meaning specified in Section 2.08(c).

"DISABILITY" means a physical or mental disability or infirmity of the Executive that prevents the normal performance of substantially all his duties as an employee of the Purchaser, which disability or infirmity shall exist, or in the opinion of an independent physician is reasonably likely to exist, for any continuous period of 180 days or an aggregate of 180 days in any twelve-month period.

"DISCLOSURE SCHEDULE" means the Disclosure Schedule attached hereto, dated as of the date hereof, and forming a part of this Agreement.

"EMPLOYEE AMOUNTS" has the meaning specified in Section 5.07(b).

"EMPLOYMENT AGREEMENT" means, as the case may be, (A) the Employment Agreement dated as of the date hereof between the Purchaser and Mr. Charles
M. Roy, substantially in the form of Exhibit 1.01(b), or (B) the Employment Agreement dated as of the date hereof between the Purchaser and Mr. Scott Brekken, substantially in the form of Exhibit 1.01(c).

"ENVIRONMENT" means surface waters, groundwaters, soil, subsurface strata and ambient air.

"ENVIRONMENTAL CLAIMS" means any and all actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Materials.

"ENVIRONMENTAL CONDITION" means a condition relating to or arising or resulting from a failure to comply with any applicable Environmental Law or Environmental Permit or a Release of Hazardous Materials into the Environment.

"ENVIRONMENTAL LAW" means any Law, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, health, safety or natural resources, including without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

"ENVIRONMENTAL PERMIT" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

"ENCUMBRANCE" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement, or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

"ERISA" has the meaning specified in Section 3.22(a).

"ESTIMATED  NET  WORKING  CAPITAL" has the  meaning  specified  in  Section
2.07(a).

"EXCLUDED ASSETS" has the meaning specified in Section 2.01(b).

"EXCLUDED LIABILITIES" has the meaning specified in Section 2.02(b).

"EXECUTIVE" means, as the case may be, Mr. Charles M. Roy, Mr. Scott Brekken or Mr. Bruce Vernon.

"FINAL  CLOSING  DATE  NET  WORKING  CAPITAL" has the meaning specified  in
Section 2.08(c).

"FINANCIAL STATEMENTS" has the meaning specified in Section 3.07(a)(i).

"GOVERNMENTAL AUTHORITY" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

"GOVERNMENTAL ORDER" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"HAZARDOUS MATERIALS" means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and (b) any other chemicals, materials or substances defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

"INDEBTEDNESS" means, with respect to any Person, (i) all indebtedness of such Person, whether or not contingent, for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services, (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the Sellers or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations of such Person as lessee under leases that have been or should be, in accordance with U.S. GAAP, recorded as capital leases, (vi) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (vii) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (viii) all Indebtedness of others referred to in clauses (i) through (vi) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (a) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (b) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (c) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered)or (d) otherwise to assure a creditor against loss, and (ix) all Indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; PROVIDED, HOWEVER, that Indebtedness shall not include accounts payable of such Person.

"INDEMNIFIED PARTY" has the meaning specified in Section 6.04(a).

"INDEMNIFYING PARTY" has the meaning specified in Section 6.04(a).

"INDEPENDENT   ACCOUNTING   FIRM"   has    the    meaning    specified  in
Section 2.08(b)(ii).

"INTELLECTUAL PROPERTY" shall mean: (i) United States, international, and foreign patents, patent applications and statutory invention registrations,
(ii) trademarks, service marks, domain names, trade dress, logos, and other source identifiers, including registrations and applications for registration thereof, (iii) copyrights, including registrations and applications for registration thereof, (iv) computer software, data, databases, and related documentation, and (v) confidential and proprietary information, including trade secrets and know-how.

"INTEREST RATE" has the meaning specified in Section 2.03(c).

"INTERIM  FINANCIAL  STATEMENTS"  has  the  meaning  specified  in  Section
3.07(a)(ii).

"INVENTORIES" means all inventory (including inventory shipped on consignment), merchandise, finished goods, and raw materials, packaging, supplies and other personal property related to the Business, maintained, held or stored by or for the Seller on the Closing Date and any prepaid deposits for any of the same.

"IRS" means the Internal Revenue Service of the United States.

"LAW" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, requirement or rule of common law.

"LEASED REAL PROPERTY" means the real property leased by the Seller and Atlas Texas, as tenant, together with, to the extent leased by the Seller or Atlas Texas, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Seller or Atlas Texas attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

"LIABILITIES" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

"LICENSED INTELLECTUAL PROPERTY" shall mean (i) all licenses of Intellectual Property and Software licensed to the Seller or Atlas Texas by any third party, and (ii) all licenses of Intellectual Property by the Seller or Atlas Texas to any third party.

"LINQ" means LINQ Industrial Fabrics, Inc.

"LOSS" has the meaning specified in Section 6.02.

"MATERIAL ADVERSE EFFECT" means any circumstance, change in, or effect on, the Business or the Seller that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Seller or the Business:
(a) is, or could be, materially adverse to the business, operations, assets or liabilities (including, without limitation, contingent liabilities), employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Business or (b) could materially adversely affect the ability of the Purchaser to operate or conduct the Business in the manner in which it is currently operated or conducted by the Seller.

"MATERIAL CONTRACTS" has the meaning specified in Section 3.16(a).

"MULTIEMPLOYER PLAN" has the meaning specified in Section 3.22(b).

"MULTIPLE EMPLOYER PLAN" has the meaning specified in Section 3.22(b).

"NATURAL RESOURCES" means land, fish, wildlife, biota, air, water, ground water, drinking water supplies, and other such resources.

"NET WORKING CAPITAL" means the total of current assets excluding cash but including and not limited to all other current assets such as trade and other receivables due in less than one year, inventory and prepaid expenses less all current liabilities including but not limited to trade and other payables, taxes, accruals, customer advances and any other payments due in less than one year, excluding Indebtedness.

"OWNED INTELLECTUAL PROPERTY" shall mean all Intellectual Property and Software owned by the Seller or Atlas Texas.

"PERMITS"  means all environmental, health and safety  and  other  permits,
licenses,  authorizations,   certificates,   exemptions  and  approvals  of
Governmental Authorities.

"PERMITTED ENCUMBRANCES" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Encumbrances imposed by Law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $10,000 in the case of a single property or $50,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its present purposes.

"PERSON" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

"PLANS" has the meaning specified in Section 3.22(a).

"POST-CLOSING ADJUSTMENT" has the meaning specified in Section 2.08(c).

"PURCHASE PRICE" has the meaning specified in Section 2.03.

"PURCHASE PRICE BANK ACCOUNT" means a bank account in the United States to be designated by the Seller in a written notice to the Purchaser at least five Business Days before the Closing.

"PURCHASER" has the meaning specified in the recitals to this Agreement.

"PURCHASER'S   ACCOUNTANTS"   means   PricewaterhouseCoopers,   independent
accountants of the Purchaser.

"RECEIVABLES" means any and all accounts receivable, notes, commissions and other amounts receivable from third parties, including, without limitation, customers, suppliers and employees, arising from the conduct of the Business on or before the Closing Date, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

"REFERENCE BALANCE SHEET" means the consolidated balance sheet of the Seller as of June 30, 1999.

"Reference Balance Sheet Date" means June 30, 1999.

"REGULATIONS"   means   the   Treasury   Regulations  (including  Temporary
Regulations) promulgated by the United States Department of the Treasury with respect to the Code or other federal tax statutes.

"RELEASE" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

"REMEDIAL ACTION" means all action to (i) clean up, remove, treat or handle in any other way Hazardous Materials in the Environment; (ii) restore or reclaim the Environment or Natural Resources; (iii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the Environment; or (iv) perform remedial investigations, feasibility studies, corrective actions, closures, and postremedial or postclosure studies, investigations, operations, maintenance and monitoring on, about or in any Real Property.

"REPRESENTATIVE" has the meaning specified in Section 2.09.

"RESTRICTED PERIOD" has the meaning specified in Section 5.08.

"RULES" has the meaning specified in Section 7.11.

"SELLER" has the meaning specified in the recitals to this Agreement.

"SELLER COMMON STOCK" has the meaning specified in Section 3.02.

"SELLER SYSTEMS" has the meaning specified in Section 3.32.

"SELLER'S ACCOUNTANT" means Whippman, Greenberg & Goldberg, Limited, independent accountant of the Seller.

"SOFTWARE" shall mean all computer software material to the operation of the Business.

"STATEMENT OF CLOSING DATE NET WORKING CAPITAL" has the meaning specified in Section 2.08(a).

"STATEMENT OF ESTIMATED NET WORKING  CAPITAL"  has the meaning specified in
Section 2.07(a).

"SUBSEQUENT PAYMENT" has the meaning specified in Section 2.03(b).

"TAX" or "TAXES" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges.

"THIRD PARTY CLAIMS" has the meaning specified in Section 6.04(a).

"TRANSFERRED EMPLOYEE" has the meaning specified in Section 5.07(a).

"U.S. GAAP" means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

"VENDORS" means any and all vendors who are unaffiliated with the Seller and who supply raw materials, components, spare parts, supplies, goods, merchandise or services to the Seller or Atlas Texas.

"YEAR 2000 COMPLIANT" has the meaning specified in Section 3.32.


ARTICLE II

PURCHASE AND SALE

SECTION 2.01. ASSETS TO BE SOLD. (a) On the terms and subject to the conditions of this Agreement, the Seller hereby sells, assigns, transfers, conveys and delivers to the Purchaser or causes to be sold, assigned, transferred, conveyed and delivered to the Purchaser, and the Purchaser purchases from the Seller, all the assets, properties, goodwill and business of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed, directly or indirectly owned by the Seller or to which it is directly or indirectly entitled and, in any case, belonging to or used or intended to be used in the Business (regardless of whether such assets, properties, goodwill and business are accounted for or otherwise recorded as such in the books of account and other financial records of the Seller), other than the Excluded Assets (the assets to be purchased by the Purchaser being referred to as the "ASSETS"), including, without limitation, the following:

(i)  the Business as a going concern;

(ii) all rights in respect of the Leased Real Property;

(iii) all furniture, fixtures, equipment, machinery and other tangible personal property used or held for use by the Seller and Atlas Texas at the locations at which the Business is conducted, or otherwise owned or held by the Seller or Atlas Texas at the Closing Date for use in the conduct of the Business;

(iv) all vehicles and rolling stock;

(v)  all Inventories;

(vi) all Receivables;

(vii) all books of account, general, financial, tax and personnel records, bank accounts, invoices, shipping records, supplier lists, correspondence and other documents, records and files and all Software and programs and any rights thereto owned, associated with or employed by the Seller and Atlas Texas or used in, or relating to, the Business at the Closing Date, other than organization documents, minute and stock record books and the corporate seal of the Seller;

(viii) the goodwill of the Seller relating to the Business;

(ix) the Intellectual Property;

(x) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind (including rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof), pertaining to, arising out of, and enuring to the benefit of the Seller or Atlas Texas;

(xi) all sales and promotional literature, customer lists and other sales-related materials owned, used, associated with or employed by the Seller and Atlas Texas in connection with the Business at the Closing Date;


(xii) all rights of the Seller and Atlas Texas under all contracts, licenses, sublicenses, agreements, leases, commitments, and sales and purchase orders, and under all commitments, bids and offers (to the extent such offers are transferable);

(xiii) all municipal, state and federal franchises, permits, licenses, agreements, waivers and authorizations held or used by the Seller and Atlas Texas in connection with, or required for, the Business, to the extent transferable;

(xiv) all insurance policies and rights thereunder of the Seller and Atlas Texas pertaining to the Assumed Liabilities in respect of the Business and all rights of the Seller and Atlas Texas of every nature and description under or arising out of such insurance policies; and

(xv) all the Seller's and Atlas Texas's right, title and interest on the Closing Date in, to and under all other assets, rights and claims of every kind and nature used or intended to be used in the operation of, or residing with, the Business.

(b) Notwithstanding anything in clause (a) above, the Assets shall exclude the following assets owned by the Seller (the "EXCLUDED ASSETS"):

(i) all cash and marketable securities (it being understood that the Receivables shall not be considered securities);

(ii) claims for refunds of Taxes paid by the Seller or Atlas Texas imposed on property, incomes or payrolls arising prior to or on the Closing Date;

(iii) the Seller's minute books and stock ledgers;

(iv) the capital stock of the Seller;

(v) all rights of the Seller under this Agreement and the Ancillary Agreements; and

(vi) the   automobiles  listed  on  Section  3.25  of  the  Disclosure
Schedule.

SECTION 2.02. ASSUMPTION AND EXCLUSION OF LIABILITIES. (a) On the terms and subject to the conditions of this Agreement, the Purchaser hereby assumes and shall pay, perform and discharge when due the following Liabilities (the "ASSUMED LIABILITIES"):

(i) Liabilities of the Seller at the Closing Date arising in the ordinary course of business to the extent of any accrual therefor on the Closing Balance Sheet or incurred in the ordinary course of business since the Closing Balance Sheet Date, but excluding any Indebtedness and any Taxes;

(ii) current Liabilities included in the Net Working Capital of the Seller to the extent reflected on the Closing Balance Sheet or incurred in the ordinary course of business since the Closing Balance Sheet Date; and

(iii) Liabilities arising after the Closing Date with respect to any contracts assigned to the Purchaser pursuant to Section 2.01(a).

(b) The Seller shall retain, and shall be responsible for paying, performing and discharging when due, and the Purchaser shall not assume or have any responsibility for, all Liabilities of the Seller as of the Closing Date other than the Assumed Liabilities (the "EXCLUDED LIABILITIES"), including, without limitation:

(i) all Taxes now or hereafter owed by the Seller or Atlas Texas, or attributable to the Assets or the Business, relating to any period, or any portion of any period, ending on or prior to the Closing Date;

(ii)  all  Liabilities  relating to or arising  out  of  the  Excluded
Assets; and

(iii) all Liabilities of the Seller under this Agreement.

SECTION 2.03.  PURCHASE PRICE.   (a)   Subject to the adjustments set forth
in Sections 2.07 and 2.08, the aggregate purchase price for the Assets shall be $13,750,000 (the "PURCHASE PRICE").

     (b) The Purchase Price shall be paid as follows: (i) subject to Sections 2.03(c) and 2.07, $11,140,000 at the Closing (the "CLOSING PAYMENT"); and (ii) subject to any rights to withhold or offset such payments provided elsewhere in this Agreement and in the Employment Agreements, $911,000 on each of September 30, 2000 and September 30, 2001 and $788,000 on September 30, 2002 (each, a "SUBSEQUENT PAYMENT"). The Subsequent Payment amounts will be secured by a LINQ corporate guarantee. In the event that any Subsequent Payment is not made by the applicable due date, default interest at a rate of 12% per annum shall apply to the period between such date and the date of payment. The Seller may assign the right to receive Subsequent Payments, if any, to an Affiliate with the consent of the Purchaser (which consent shall not be unreasonably withheld), in an agreement in writing pursuant to which the assignee agrees to be bound by the provisions of this Agreement.

     (c) The Closing Payment Adjustment Amount shall be withheld from the Closing Payment until any adjustment of the Closing Payments under Section 2.08(c) becomes final, at which time any remaining portion of the Closing Payment Adjustment Amount, together with interest thereon at the rate of 6% per annum (the "INTEREST RATE"), will be paid to the Seller.

     (d) The sum of the Purchase Price and the Liabilities treated as assumed for federal income tax purposes shall be allocated among the Assets as of the Closing Date in accordance with Exhibit 2.03(d). Any subsequent adjustments to the sum of the Purchase Price and Assumed Liabilities shall be reflected in the allocation hereunder in a manner consistent with Treasury Regulation <section> 1.1060-1T(f). For all Tax purposes, the Purchaser and the Seller agree to report the transactions contemplated in this Agreement in a manner consistent with the terms of this Agreement, including the allocation under Exhibit 2.03(d), and that none of them will take any position inconsistent therewith in any Tax return, in any refund claim, in any litigation, or otherwise.

SECTION 2.04. CLOSING. Subject to the terms and conditions of this Agreement, the sale and purchase of the Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the "CLOSING") to be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York at 10:00 a.m. New York time on November 19, 1999, or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "CLOSING DATE").

SECTION 2.05. CLOSING DELIVERIES BY THE SELLER. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

     (a) the Bill of Sale and such other instruments, in form and substance satisfactory to the Purchaser, as may be requested by the Purchaser to transfer the Assets to the Purchaser or evidence such transfer on the public records;

     (b)  a receipt for the Closing Payment;

     (c)  executed counterparts of each of the Employment Agreements;

     (d) a certificate of an officer of the Seller with respect to (i) the resolutions duly and validly adopted by the Board of Directors of the Seller and the shareholders of the Seller evidencing its and their authorization of the execution and delivery of this Agreement and the Bill of Sale and the consummation of the transactions contemplated hereby and
(ii) the incumbency and signature of each officer and representative of the Seller executing this Agreement and the Bill of Sale; and

     (e) good standing certificates for the Seller from the secretary of state of Illinois, for Atlas Texas from the secretary of state of Texas and from the secretary of state in each other jurisdiction in which the properties owned or leased by the Seller, or the operation of its business in such jurisdiction, require the Seller and Atlas Texas to qualify to do business as a foreign corporation, in each case dated as of a date not earlier than five Business Days prior to the Closing Date.

SECTION 2.06. CLOSING DELIVERIES BY THE PURCHASER. At the Closing, the Purchaser shall deliver to the Seller:

     (a) the Closing Payment by certified check to the bank account or bank accounts specified by the Seller at least two Business Days prior to the Closing Date;

     (b)  executed counterparts of each of the Employment Agreements;

     (c)  a  certificate of an officer of the  Purchaser  with  respect  to
(i) the resolutions duly and validly adopted by the Board of Directors of the Purchaser and the shareholder of the Purchaser evidencing its and his authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) the incumbency and signature of each officer and representative of the Purchaser executing this Agreement; and

     (d) a good standing certificate for the Purchaser from the secretary of state of Delaware dated as of a date not earlier than five Business Days prior to the Closing Date.
SECTION 2.07. ESTIMATE OF PURCHASE PRICE. The Purchase Price to be paid at the Closing shall be subject to adjustment prior to the Closing as specified in this Section 2.07:

          (a) ESTIMATED NET WORKING CAPITAL. Five Business Days prior to the Closing, the Seller shall deliver to the Purchaser its estimate of Net Working Capital as of September 30, 1999 ("ESTIMATED NET WORKING CAPITAL") (the "STATEMENT OF ESTIMATED NET WORKING CAPITAL"), together with reasonable supporting financial information therefor.

          (b) AMOUNT OF CLOSING PAYMENT. To the extent that Estimated Net Working Capital exceeds $2,900,000, the amount of the Closing Payment shall be adjusted upward from the Purchase Price in an amount equal to such excess.

SECTION  2.08.  POST-CLOSING ADJUSTMENT OF CLOSING  PAYMENT.   The  Closing
Payment shall be subject to adjustment after the Closing as specified in this Section 2.08:

     (a) CLOSING BALANCE SHEET. As promptly as practicable, but in any event on or before December 15, 1999, the Purchaser shall deliver to the Seller the Closing Balance Sheet, together with a report thereon of the Purchaser's Accountants stating that the Closing Balance Sheet fairly presents in all material respects the consolidated financial position of the Seller as of September 30, 1999 in conformity with U.S. GAAP applied on a basis consistent with the preparation of the Reference Balance Sheet. The Purchaser shall also deliver with the Closing Balance Sheet a statement based on such Closing Balance Sheet setting forth the Purchaser's calculation of actual Net Working Capital as of September 30, 1999 ("CLOSING DATE NET WORKING CAPITAL") (the "STATEMENT OF CLOSING DATE NET WORKING CAPITAL"). The costs of preparation of the Closing Balance Sheet and the Statement of Closing Date Net Working Capital shall be divided equally between the Seller and the Purchaser.

     (b) DISPUTES. (i) Subject to clause (ii) of this Section 2.08(b), the Closing Balance Sheet delivered by the Purchaser to the Seller shall be deemed to be and shall be final, binding and conclusive on the parties hereto.

      (ii) The Seller may dispute any amounts reflected on the Closing Balance Sheet and the Statement of Closing Date Net Working Capital only on the basis that the amounts reflected on the Closing Balance Sheet were not arrived at in accordance with U.S. GAAP applied on a basis consistent with the preparation of the Reference Balance Sheet, excluding normal recurring adjustments; PROVIDED, HOWEVER, that the
Seller  shall   have   notified  the  Purchaser  and  the  Purchaser's
Accountants in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 15 Business Days of the Purchaser's delivery of the Closing Balance Sheet and the Purchaser's calculation of Closing Date Net Working Capital. In the event of such a dispute, the Seller's Accountant and the Purchaser's Accountants shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If any such resolution by the Purchaser's Accountants and the Seller's Accountant leaves in dispute amounts the net effect of which in the aggregate would not affect the Closing Date Net Working Capital reflected on the Closing Balance Sheet by more than the Designated Amount, all such amounts remaining in dispute shall then be deemed to have been resolved one-half in favor of the Purchaser and one-half in favor of the Seller. If the Seller's Accountant and the Purchaser's Accountants are unable to reach a resolution with such effect within 20 Business Days after receipt by the Purchaser and the Purchaser's Accountants of the Seller's written notice of dispute, the Seller's Accountant and the Purchaser's Accountants shall submit the items remaining in dispute for resolution to Deloitte & Touche, L.L.P. (or, if such firm shall decline to act or is not, at the time of such submission, independent of the Seller and the Purchaser, to another independent accounting firm of international reputation mutually acceptable to the Purchaser and the Seller) (either Deloitte & Touche, L.L.P. or such other accounting firm being referred to herein as the "INDEPENDENT ACCOUNTING FIRM"), which shall, within 30 Business Days after such submission, determine and report to the Purchaser and the Seller upon such remaining disputed items, and such report shall be final, binding and conclusive on the Seller and the Purchaser. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Seller and the Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

     (iii) In acting under this Agreement, the Purchaser's Accountants, the Seller's Accountant and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

     (c) CLOSING PAYMENT ADJUSTMENT. The calculation of Closing Date Net Working Capital shall be deemed final ("FINAL CLOSING DATE NET WORKING CAPITAL") for the purposes of this Section 2.08 upon the earliest of
(A) the failure of the Seller to notify the Purchaser of a dispute within 15 Business Days of the Purchaser's delivery of the Closing Balance Sheet to the Seller, (B) the resolution of all disputes, pursuant to
Section 2.08(b)(ii), by the Purchaser's Accountants and the Seller's Accountant and (C) the resolution of all disputes, pursuant to
Section 2.08(b)(ii), by the Independent Accounting Firm (such date being the "DETERMINATION DATE"). Within three Business Days of the calculation of Final Closing Date Net Working Capital being deemed final, a Closing Payment adjustment shall be made as follows:

     (i) in the event that the Final Closing Date Net Working Capital is greater than Estimated Net Working Capital and in excess of $2.9 million, then the Closing Payment shall be adjusted upward in an amount equal to such difference; and

     (ii) in the event that the Final Closing Date Net Working Capital is less than Estimated Net Working Capital and less than $2.5 million, then the Closing Payment shall be adjusted downward in an amount equal to such difference.

	Upon the final determination of the amount of any cumulative adjustment to the Closing Payment pursuant to (i) through (iv) above (the "POST-CLOSING ADJUSTMENT"), such Post-Closing Adjustment shall be paid as follows, in each case by wire transfer in immediately available funds:

     (A) in the event that a Post-Closing Adjustment is due to the Purchaser in an amount less than the Closing Payment Adjustment Amount, then the Purchaser shall retain the amount of the Post-Closing Adjustment from the Closing Payment Adjustment Amount and pay the balance of the Closing Payment Adjustment Amount to the Seller within three Business Days of the Determination Date; or

     (B) in the event that a Post-Closing Adjustment is due to the Purchaser in an amount greater than the Closing Payment Adjustment Amount, then the Purchaser shall retain the Closing Payment Adjustment Amount and the Seller, within three Business Days of the Determination Date, shall pay the amount of the Post-Closing Adjustment that is in excess of the Closing Payment Adjustment Amount to the Purchaser; or

     (C) in the event that a Post-Closing Adjustment is due to the Seller, then the Purchaser shall pay the sum of the Closing Payment Adjustment Amount and the Post-Closing Adjustment to the Seller within three Business Days of the Determination Date.

SECTION 2.09. THE REPRESENTATIVE. Each of the Seller and each Shareholder hereby appoints Charles Roy its legal representative (such Person and any successor or successors being the "REPRESENTATIVE"), as each such Seller or Shareholder's Attorney-in-Fact and representative, to act on behalf of such Seller or Shareholder (i) with respect to any claims (including the settlement thereof) made by such party for indemnification pursuant to
Article VI and (ii) with respect to any actions to be taken in connection with the Post-Closing Adjustment to the Purchase Price pursuant to Section
2.08. In the event that the Representative becomes unable or unwilling to continue in his capacity as Representative under this Agreement, the Seller and the Shareholders shall promptly appoint a successor Representative, who shall be reasonably acceptable to the Purchaser (it being agreed that any Shareholder shall be deemed reasonably acceptable), by written notice to the Purchaser. All references herein to the "Representative" shall include any such successor Representative. The Seller and the Shareholders hereby consent to the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement. The Seller and each of the Shareholders shall be bound by all actions taken by the Representative in his capacity thereof. The Purchaser shall be entitled to rely, as being binding upon such party, upon any document or other paper believed by it to be genuine and correct and to have been signed or sent by the Representative, and the Purchaser shall not be liable to any of the Seller or any Shareholders for any action taken or omitted to be taken by it in such reliance. Copies of any notice given by the Purchaser to the Representative shall be provided to each of those persons specified in Section 7.02.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

As an inducement to the Purchaser to enter into this Agreement, the Seller and each of the Shareholders hereby jointly and severally represent and warrant to the Purchaser as follows:
SECTION 3.01. ORGANIZATION AND AUTHORITY OF THE SELLER. (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all necessary power and authority to enter into this Agreement and the Bill of Sale, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not materially adversely affect (i) the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Bill of Sale and (ii) the ability of the Seller to conduct the Business. The execution and delivery of this Agreement and the Bill of Sale by the Seller, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Seller and its shareholder. This Agreement and the Bill of Sale have been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement and the Bill of Sale constitute, legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or other laws affecting enforceability and to general equitable principles.

     (b) All the outstanding shares of capital stock of the Seller are validly issued, fully paid, nonassessable and are owned by the Shareholders directly, free and clear of all Encumbrances.

     (c) Except as set forth in Section 3.01 of the Disclosure Schedule, there are no options, warrants, convertible securities, or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Seller or obligating the Seller to issue or sell any shares of capital stock of, or any other interest in, the Seller.

     (d) All corporate actions taken by the Seller have been duly authorized and the Seller has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its charter or by-laws (or similar organizational documents). True and complete copies of the charter and by-laws (or similar organizational documents), as in effect on the date hereof, of the Seller have been delivered by the Seller to the Purchaser.

     (e) The Seller is neither a member of (nor is any part of its business conducted through) any partnership nor a participant in any joint venture or similar arrangement.

     (f) Except as set forth in Section 3.01 of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in the Seller.

     (g) The stock register of the Seller accurately records: (i) the name and address of each Person owning shares of capital stock of the Seller and (ii) the certificate number of each certificate evidencing shares of capital stock issued by the Seller, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

     (h) Except as set forth in Section 3.01 of the Disclosure Schedule, there are no contracts or arrangements whereby any Person is entitled to any payments based upon the revenues or income of the Seller.

SECTION 3.02. CAPITALIZATION. The authorized capital stock of the Seller consists of 10,000 shares of common stock, no par value, of the Seller ("SELLER COMMON STOCK"), 56.40 of which are duly authorized, validly issued, fully paid and non-assessable. The Shareholders in the aggregate hold all such authorized and issued shares of Seller Common Stock.

SECTION 3.03. SUBSIDIARIES. (a) Other than Atlas Texas, there are no other corporations, partnerships, joint ventures, associations or other entities in which the Seller owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. The Seller is not a member of (nor is any part of the Business conducted through) any partnership. The Seller is not a participant in any joint venture or similar arrangement.

     (b) Atlas Texas: (i) is a corporation duly organized and validly existing under the laws of Texas, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by it and to carry on its business as it has been and is currently conducted by it and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not materially adversely affect (i) the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Bill of Sale and (ii) the ability of the Seller to conduct the Business.

     (c) All the outstanding shares of capital stock of Atlas Texas are validly issued, fully paid, nonassessable and are owned by the Seller directly, free and clear of all Encumbrances.

     (d) There are no options, warrants, convertible securities, or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Atlas Texas or obligating the Seller or Atlas Texas to issue or sell any shares of capital stock of, or any other interest in, Atlas Texas.

     (e) All corporate actions taken by Atlas Texas have been duly authorized and Atlas Texas has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its charter or by-laws (or similar organizational documents). True and complete copies of the charter and by-laws (or similar organizational documents), as in effect on the date hereof, of Atlas Texas have been delivered by the Seller to the Purchaser.

     (f) Atlas Texas is neither a member of (nor is any part of its business conducted through) any partnership nor a participant in any joint venture or similar arrangement.

     (g) There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in Atlas Texas.

     (h) The stock register of Atlas Texas accurately records: (i) the name and address of each Person owning shares of capital stock Atlas Texas and (ii) the certificate number of each certificate evidencing shares of capital stock issued by Atlas Texas, the number of shares evidenced each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

     (i) There are no arrangements whereby any Person is entitled to any payments based upon the revenues or income of Atlas Texas.

SECTION 3.04. CORPORATE BOOKS AND RECORDS. The minute books of the Seller and Atlas Texas contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, Boards of Directors and all committees of the Boards of Directors of the Seller and Atlas Texas. Complete and accurate copies of all such minute books and of the stock register of the Seller and Atlas Texas have been provided by the Seller to the Purchaser.

SECTION 3.05. NO CONFLICT. Assuming that all consents, approvals, authorizations and other actions described in Section 3.06 have been obtained and all filings and notifications listed in Section 3.06 of the Disclosure Schedule have been made, the execution, delivery and performance by the Seller of this Agreement and the Bill of Sale do not and will not
(a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of the Seller,
(b) materially conflict with or result in a material violation of (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to the Seller or any of its assets, properties or businesses or (c) materially conflict with, result in any material breach of, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Seller pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller is a party or by which any of such assets or properties is bound or affected.

SECTION 3.06. CONSENTS AND APPROVALS. (a) The execution, delivery and performance by the Seller of this Agreement and the Bill of Sale do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (i) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not have a Material Adverse Effect and (ii) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser.

     (b) The execution and delivery of this Agreement and the Bill of Sale by the Seller do not, and the performance by the Seller of this Agreement and the Bill of Sale will not, require any third-party consents, approvals, authorizations or actions on the part of the Seller, except as described in
Section 3.06 of the Disclosure Schedule.  Except  as  described  in Section
3.06 of the Disclosure Schedule, each of such third-party consents, approvals, authorizations or actions has been obtained by the Seller at no cost to the Purchaser.

SECTION 3.07. FINANCIAL INFORMATION; BOOKS AND RECORDS. (a) True and complete copies of (i) the consolidated balance sheet of the Seller for each of the three fiscal years ended as of December 31, 1996, December 31, 1997, and December 31, 1998, and the related statements of income, retained earnings, stockholders' equity and changes in financial position of the Seller, as compiled by the Seller's Accountant (collectively, the "FINANCIAL STATEMENTS") and (ii) the Reference Balance Sheet and the related statements of income, retained earnings, stockholders' equity and changes in financial position of the Seller, as compiled by the Seller's Accountant (collectively, the "INTERIM FINANCIAL STATEMENTS"), have been delivered by the Seller to the Purchaser. The Financial Statements and the Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Seller, (ii) present fairly in all material respects the financial condition and results of operations of the Seller as of the dates thereof or for the periods covered thereby,
(iii) except for treatment of fixed assets, which are depreciated on an income tax basis, as otherwise noted thereon and, in the case of the Interim Financial Statements, for normal year-end adjustments that would not have a Material Adverse Effect, have been prepared in accordance with U.S. GAAP applied on a basis consistent with the past practices of the Seller and throughout the periods involved and (iv) will include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of the Seller and the results of the operations of the Seller as of the dates thereof and for the periods covered thereby.

     (b)  The  books of account and other financial records of the  Seller:
(i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with U.S. GAAP applied on a basis consistent with the past practices of the Seller and throughout the periods involved, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

SECTION  3.08.   NO  UNDISCLOSED  LIABILITIES.  Other than as set forth  in
Section 3.08 of the Disclosure Schedule, there are no Liabilities of the Seller other (i) than Liabilities reflected or reserved against on the Closing Balance Sheet or (ii) incurred in the ordinary course of business since the Closing Balance Sheet Date and that would not, in the aggregate, have a Material Adverse Effect. Reserves are reflected on the Closing Balance Sheet against all Liabilities of the Seller in amounts that have been established on a basis consistent with the past practices of the Seller and in accordance with U.S. GAAP.

SECTION 3.09. RECEIVABLES. Except to the extent reserved for on the Closing Balance Sheet, all Receivables reflected on the Closing Balance Sheet arose from the sale of Inventory or services to Persons not affiliated with the Seller and in the ordinary course of the Business consistent with past practice and, except as reserved against on the Closing Balance Sheet, constitute or will constitute, as the case may be, only valid, undisputed claims of the Seller not subject to valid claims of set-off or other defenses or counterclaims. All Receivables reflected on the Closing Balance Sheet or arising from the date thereof until the Closing (subject to the reserve for bad debts, if any, reflected on the Closing Balance Sheet) are or will be good and have been collected or are or will be collectible, without resort to litigation or extraordinary collection activity, within 120 days of the Closing Date.

SECTION 3.10. INVENTORIES. (a) Section 3.10 of the Disclosure Schedule contains a complete list of the addresses of all warehouses and other facilities in which the Inventories are located. Subject to amounts reserved therefor on the Closing Balance Sheet, the values at which all Inventories are carried on the Closing Balance Sheet reflect the historical inventory valuation policy of the Seller of stating such Inventories at the lower of cost or market value. Except as set forth in Section 3.10 of the Disclosure Schedule and except for payments in the ordinary course of Business, the Seller has good and marketable title to the Inventories free and clear of all Encumbrances. The Inventories do not consist of, in any material amount, items that are obsolete, damaged or slow-moving. The Inventories do not consist of any items held on consignment. The Seller is not under any obligation or liability with respect to accepting returns of items of Inventory or merchandise in the possession of its customers other than in the ordinary course of the Business consistent with past practice. No clearance or extraordinary sale of the Inventories has been conducted since the Closing Balance Sheet Date. The Seller has not acquired or committed to acquire or manufactured Inventory for sale which is not of a quality and quantity usable in the ordinary course of the Business within a reasonable period of time and consistent with past practice nor has the Seller, since the Closing Balance Sheet Date, changed the price of any Inventory except for (i) price reductions to reflect any reduction in the cost thereof to the Seller, (ii) reductions and increases responsive to normal competitive conditions and consistent with the Seller's past sales practices.

     (b) The Inventories are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold or used in the ordinary course of the Business consistent with past practice.

SECTION 3.11. Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since the Closing Balance Sheet Date, except as set forth in Section 3.11 of the Disclosure Schedule, the Business has been conducted in the ordinary course and consistent with past practice, and since January 1, 1999 the Seller has continued actively to manage, promote and grow the Business. As amplification and not limitation of the foregoing, except as would not have a Material Adverse Effect, since the Closing Balance Sheet Date, the Seller has not:

     (i) permitted or allowed any of the assets or properties (whether tangible or intangible) of the Seller or Atlas Texas to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

     (ii) except in the ordinary course of the Business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance or paid or otherwise discharged any Liability, other than current liabilities reflected on the Closing Balance Sheet and current liabilities incurred in the ordinary course of the Business consistent with past practice since the Closing Balance Sheet Date;

     (iii) written up (or failed to write down in accordance with U.S. GAAP consistent with past practice) the value of any Inventories or Receivables or revalued any assets of the Seller or Atlas Texas other than in the ordinary course of business consistent with past practice and in accordance with U.S. GAAP;

     (iv) made any change in any method of accounting or accounting practice or policy used by the Seller, other than such changes required by U.S. GAAP;

     (v) amended, terminated, cancelled or compromised any material claims of the Seller or Atlas Texas or waived any other rights of substantial value to the Seller;

     (vi) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible property), other than the sale of Inventories in the ordinary course of the Business consistent with past practice and the sale of Excluded Assets or Excluded Liabilities;

     (vii) merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of business consistent with past practice;

     (viii) made any capital expenditure or commitment for any capital expenditure in excess of $50,000 individually or $500,000 in the aggregate;

     (ix) issued any sales orders or otherwise agreed to make any purchases involving exchanges in value in excess of $50,000 individually or $500,000 in the aggregate;

     (x) made any material changes in the customary methods of operations of the Seller or the Business, including, without limitation, practices and policies relating to manufacturing, purchasing, Inventories, marketing, selling and pricing;

     (xi) incurred any Indebtedness for borrowed money or issued any debt securities or assumed, granted, guaranteed or endorsed, or made any other accommodation arrangement making the Seller responsible for, the obligations of any Person, or made any loans or advances other than in the ordinary course of business consistent with past practice;

     (xii) failed to pay any creditor any amount owed to such creditor when due;

     (xiii) (A) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Seller to any of its employees, including, without limitation, any increase or change pursuant to any Plan, or (B) established or increased or promised to increase any benefits under any Plan, in either case except as required by Law or any collective bargaining agreement and involving ordinary increases consistent with the past practice of the Seller;

     (xiv) entered into any agreement, arrangement or transaction with any of its directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or Affiliate of such Persons);

     (xv) terminated, discontinued, closed or disposed of any plant, facility or other business operation, or laid off any employees (other than layoffs in the ordinary course of the Business consistent with past practice) or implemented any early retirement, separation or program providing early retirement window benefits within the meaning of Section 1.401(a)-4 of the Regulations or announced or planned any such action or program for the future;

     (xvi) allowed any Permit that was issued or relates to the Seller or otherwise relates to the Business to lapse or terminate or failed to renew any insurance policy or Permit that is scheduled to terminate or expire within 45 calendar days of the Closing Date;

     (xvii) failed to maintain the Seller's and Atlas Texas's plant, property and equipment in good repair and operating condition, ordinary wear and tear excepted;

     (xviii) suffered any casualty loss or damage with respect to any of the Assets, whether or not such losses or damage shall have been covered by insurance;

     (xix) amended, modified or consented to the termination of any Material Contract or the Seller's rights thereunder;

     (xx) made any change in any cash management practice or policy of the Seller;

     (xxi) disclosed any secret or confidential Intellectual Property (except by way of issuance of a patent) or permitted to lapse or go abandoned any Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, the Seller or Atlas Texas has any right, title, interest or license;

     (xxii) made any express or deemed election or settled or compromised any liability, with respect to Taxes of the Seller or Atlas Texas;

     (xxiii) suffered any Material Adverse Effect; or

     (xxiv) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.11 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights with respect to any of the actions specified in this Section 3.11, except as expressly contemplated by this Agreement and the Employment Agreements.

SECTION 3.12. LITIGATION. Except as set forth in Section 3.12 of the Disclosure Schedule (which, with respect to each Action disclosed therein, sets forth the parties, nature of the proceeding, date and method commenced, amount of damages or other relief sought and, if applicable, paid or granted), there are no Actions by or against the Seller or Atlas Texas, or affecting any of the Assets or the Business, pending before any Governmental Authority (or, to the best knowledge of the Seller after due inquiry, threatened to be brought by or before any Governmental Authority). None of the matters disclosed in Section 3.12 of the Disclosure Schedule has had or could have a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, the Bill of Sale or the consummation of the transactions contemplated hereby or thereby. Except as set forth in Section 3.12 of the Disclosure Schedule, neither the Seller nor any of its assets or properties, including, without limitation, the Assets, is subject to any Governmental Order (nor, to the best knowledge of the Seller after due inquiry, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has had or could have a Material Adverse Effect.

SECTION 3.13. COMPLIANCE WITH LAWS. Except as set forth in Section 3.13 of the Disclosure Schedule, to the best knowledge of the Seller, the Seller has conducted and continues to conduct the Business in accordance with all Laws and Governmental Orders applicable to the Seller or any of its properties or assets, including, without limitation, the Assets, or the Business. The Seller is not in violation of any such Law or Governmental Order. Section 3.13 of the Disclosure Schedule sets forth a brief description of each Governmental Order applicable to the Seller or any of its properties or assets, including, without limitation, the Assets, or the Business, and no such Governmental Order has or has had a Material Adverse Effect.

SECTION 3.14. CERTAIN INTERESTS. (a) Except as disclosed in Section 3.14 of the Disclosure Schedule, no officer or director of the Seller or Atlas Texas and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer or director:

     (i) has any direct or indirect financial interest in any competitor, supplier or customer of the Seller or Atlas Texas, PROVIDED, HOWEVER, that the ownership of securities representing no more than one percent of the outstanding voting power of any competitor, supplier or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a "financial interest" so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;

     (ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which the Seller or Atlas Texas uses or has used in the conduct of the Business or otherwise; or

     (iii) has outstanding any Indebtedness to the Seller or Atlas Texas.

          (b) Neither the Seller nor Atlas Texas has any Liability or any other obligation of any nature whatsoever to any officer, except for compensation under a plan disclosed pursuant to Section 3.22, director or shareholder of the Seller or Atlas Texas or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or shareholder.

SECTION 3.15. ENVIRONMENTAL MATTERS. (a) (i) The Seller and Atlas Bag are in compliance with all applicable Environmental Laws and all Environmental Permits. All past non-compliance with Environmental Laws or Environmental Permits has been resolved without any pending, on-going or future obligation, cost or liability, and there is no requirement proposed for adoption or implementation under any Environmental Law or Environmental Permit that is reasonably expected to have a Material Adverse Effect.

     (ii) There are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any of the Real Property or on any property formerly owned, leased, used or occupied by the Seller and Atlas Texas.

     (iii) The Seller has not, and to its knowledge no other Person has, Released Hazardous Materials on any of the Real Property or on any property formerly owned, leased, used or occupied by the Seller and Atlas Texas.

     (iv) The  Seller  is  not  conducting,   and  has  not  undertaken  or
completed, any Remedial Action relating to any Release or threatened Release at the Real Property or at any other site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law or Environmental Permit.

     (v) There is no asbestos or asbestos-containing material on any of the Real Property.

     (vi) None of the Real Property is listed or proposed for listing, or adjoins any other property that is listed or proposed for listing, on the National Priorities List or the CERCLIS under CERCLA or any analogous federal, state or local list.

     (vii) There are no Environmental Claims pending or, to the best knowledge of Seller, threatened against the Seller, the Business or the Real Property, and to its knowledge there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim, including without limitation with respect to any off-site disposal location presently or formerly used by the Seller, Atlas Texas or any of their predecessors or with respect to any previously owned or operated facilities.

     (viii) The Seller and Atlas Texas can maintain present production levels in compliance with applicable Environmental Laws without a material increase in capital or operating expenditures and without modifying any Environmental Permits or obtaining any additional Environmental Permits.

     (ix) There are no wetlands or any areas subject to any legal requirement or restriction in any way related to wetlands (including, without limitation, requirements or restrictions related to buffer or transition areas or open waters) at or affecting the Real Property.

     (b) The Seller has provided the Purchaser with copies of (i) any environmental assessment or audit reports or other similar studies or analyses relating to the Business or the Real Property, and (ii) all insurance policies issued at any time that may provide coverage to the Seller or the Business for environmental matters.

     (c) Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will require any Remedial Action or notice to or consent of Governmental Authorities or third parties pursuant to any applicable Environmental Law or Environmental Permit.

SECTION 3.16. MATERIAL CONTRACTS. (a) The contracts, agreements, licenses, leases and sales and purchase orders (including, without limitation, oral and informal arrangements) listed in Section 3.16 of the Disclosure Schedule are all of the contracts, agreements, licenses, leases and sales and purchase orders applicable to the operation of the Assets and the conduct of the Business consistent with the Seller's past practice (all such contracts and agreements in connection with which the Seller is likely to pay or otherwise give consideration of more than $100,000 in the aggregate (i) during the calendar year ending December 31, 1999 or (ii) over the remaining term of such contract, as the case may be, being "MATERIAL CONTRACTS").

     (b) Each Material Contract: (i) is valid and binding on the Seller and, to the Seller's knowledge, on the other parties thereto and is in full force and effect, (ii) except as set forth on Section 3.16 of the Disclosure Schedule, is freely and fully assignable to the Purchaser without penalty or other adverse consequences and (iii) upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except to the extent that any consents set forth in Section
3.06 of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. The Seller is not in material breach of, or material default under, any Material
Contract. To the Seller's knowledge no other party to any Material Contract is in breach thereof or default thereunder. There is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the ordinary course of the Business consistent with past practice, any of the properties or assets of the Seller or Atlas Texas, including, without limitation, the Assets.

SECTION 3.17. INTELLECTUAL PROPERTY. (a) Section 3.17 of the Disclosure Schedule sets forth a true and complete list of all (i) patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications, Software and other Intellectual Property, in each case owned by the Seller or Atlas Texas and material to the Business, and (ii) Licensed Intellectual Property, in each case with the relevant expiration date.

     (b) To the Seller's knowledge, the operation of the Business by the Seller and Atlas Texas, and the use of the Owned Intellectual Property and Licensed Intellectual Property in connection therewith, do not conflict with or infringe the Intellectual Property rights of any third party, and no claim is pending or, to the Seller's knowledge, threatened asserting that the operation of such business, or such use of the Owned Intellectual Property or Licensed Intellectual Property, does or may conflict with or infringe the Intellectual Property rights of any third party.

     (c) The Seller is the exclusive owner of the entire and unencumbered right, title and interest in and to the Owned Intellectual Property, and is entitled to use the Owned Intellectual Property and Licensed Intellectual Property in the ordinary course of the Business as presently conducted.

     (d) The Owned Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property used in the ordinary day-to-day conduct of the Business, and there are no other items of Intellectual Property that are material to the ordinary day-to-day conduct of the Business. The Owned Intellectual Property and, to the knowledge of the Seller, any Intellectual Property licensed to the Seller under the Licensed Intellectual Property, is subsisting, valid and enforceable, and has not been adjudged invalid or unenforceable in whole or part.

     (e) To the knowledge of the Seller, no person is engaging in any activity that infringes the Owned Intellectual Property or Licensed Intellectual Property. Except as set forth in Section 3.17 of the Disclosure Schedule, the Seller has not granted any license or other right to any third party with respect to the Owned Intellectual Property or Licensed Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Owned Intellectual Property.

     (f)  The  Seller  has  delivered or made available  to  the  Purchaser
correct  and  complete  copies  of   all   the  licenses  of  the  Licensed
Intellectual Property.  With respect to each such license:

     (i) such license is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license;

    (ii) such license will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor, except as set forth in Section 3.17 of the Disclosure Schedule, will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such license or otherwise give the licensor a right to terminate such license;

    (iii) the Seller has not (A) received any written notice of termination or cancellation under such license, (B) received any written notice of breach or default under such license, which breach has not been cured, and (C) granted to any other third party any rights, adverse or otherwise, under such license that would constitute a breach of such license; and

    (iv) to the Seller's knowledge, neither the Seller nor any other party to such license is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such license.

     (g) To the Seller's knowledge, the Software is free of all viruses, worms, trojan horses and other material known contaminants, and does not contain any bugs, errors, or problems of a material nature that disrupt its operation or have an adverse impact on the operation of other software programs or operating systems.

     (h) The Seller has the right to use all software development tools, library functions, compilers, and other third party software that is material to the Business, or that is required to operate or modify the Software.

     (i) The Seller has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its trade secrets and other confidential Intellectual Property. To the knowledge of the Seller
(i) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property of the Seller by any person, and (ii) no employee, independent contractor or agent of the Seller has misappropriated any trade secrets of any other person in the course of such performance as an employee, independent contractor or agent; and (iii) no employee, independent contractor or agent of the Seller is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

SECTION 3.18.  REAL PROPERTY.   The  Seller  neither  owns,  nor  owns  any
interest in, any real property.

SECTION 3.19. ASSETS. (a) The Seller owns, leases or has the legal right to use all the properties and assets, including, without limitation, the Intellectual Property and the Leased Real Property, used or intended to be used in the conduct of the Business or otherwise owned, leased or used by the Seller, and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by the Seller in or relating to the conduct of the Business, all of which properties, assets and rights constitute Assets except for the Excluded Assets. Except as set forth in
Section 3.19 of the Disclosure Schedule, the Seller has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except Permitted Encumbrances.

     (b) The Assets and the Excluded Assets constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in the conduct of, the Business. At all times since the Closing Date, the Seller has caused the Assets to be maintained in accordance with good business practice, and all the Assets are in good operating condition and repair, subject to normal wear and tear, and are suitable for the purposes for which they are used and intended.

     (c) Except as set forth in Section 3.19 of the Disclosure Schedule, the Seller has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Assets to the Purchaser without penalty or other adverse consequences. Following the consummation of the transactions contemplated by this Agreement and the execution of the instruments of transfer contemplated by this Agreement, the Purchaser will own, with good, valid and marketable title, or lease, under valid and subsisting leases, or otherwise acquire the interests of the Seller in the Assets, free and clear of any Encumbrances, other than Permitted Encumbrances, and without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.

SECTION 3.20. CUSTOMERS. Listed in Section 3.20 of the Disclosure Schedule are the names and addresses of the 20 most significant customers (by revenue) of the Business for the six-month period ended June 30, 1999 and for the year ended December 31, 1998 and the amount for which each such customer was invoiced during such period. The Seller has not received any notice or to its knowledge has reason to believe that any significant customer of the Seller has ceased, or will cease, to use the products, equipment, goods or services of the Seller, or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time.

SECTION 3.21. SUPPLIERS. Listed in Section 3.21 of the Disclosure Schedule are the names and addresses of each of the ten most significant suppliers of raw materials, supplies, merchandise and other goods for the Business for the six-month period ended June 30, 1999 and for the year ended December 31, 1998 and the amount for which each such supplier invoiced the Seller during such period. The Seller has not received any notice or to its knowledge has any reason to believe that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Purchaser at any time after the Closing Date on terms and conditions similar to those imposed on current sales to the Seller, subject to general and customary price increases.

SECTION 3.22. EMPLOYEE BENEFIT MATTERS. (a) PLANS AND MATERIAL DOCUMENTS. Section 3.22 of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Seller or Atlas Texas is a party, with respect to which the Seller or Atlas Texas has any obligation or which are maintained, contributed to or sponsored by the Seller or Atlas Texas for the benefit of any current or former employee or director of the Seller or Atlas Texas,
(ii) each employee benefit plan for which the Seller or Atlas Texas could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Seller or Atlas Texas could incur liability under Section 4212(c) of ERISA and
(iv) any contracts, arrangements or understandings between the Sellers and any employee of the Seller or of Atlas Texas, including, without limitation, any contracts, arrangements or understandings relating to the sale of the Seller (collectively, the "PLANS"). Each Plan is in writing and the Seller has furnished the Purchaser a complete and accurate copy of each Plan and all material documents relating to legal compliance or the material terms or funding of such Plans. Neither the Seller nor Atlas Texas has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

     (b) ABSENCE OF CERTAIN TYPES OF PLANS. None of the Plans was at any time or is currently intended to be qualified under Section 401(a) of the code. None of the Plans is, and neither the Seller nor Atlas Texas has at any time maintained or currently maintains, a Plan within the meaning of Title IV of ERISA. None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "MULTIEMPLOYER PLAN") or a single employer pension plan (within the meaning of
Section 4001(a)(15) of ERISA) for which the Seller or Atlas Texas could incur liability under Section 4063 or 4064 of ERISA (a "MULTIPLE EMPLOYER PLAN"). Except as set forth in Section 3.22(b) of the Disclosure Schedule, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Seller or Atlas Texas. Each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

     (c) COMPLIANCE WITH APPLICABLE LAW. Each Plan is now and always has been operated in all respects in compliance with the requirements of all applicable Law, including, without limitation, ERISA and the Code, and all persons who participate in the operation of such Plans and all Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have always acted in accordance with the provisions of all applicable Law, including, without limitation, ERISA and the Code. Each of the Seller and Atlas Texas has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Plan. No legal action, suit or claim is pending or to the Seller's knowledge threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such action, suit or claim.

     (d) ABSENCE OF CERTAIN LIABILITIES AND EVENTS. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither the Seller nor Atlas Texas has incurred any liability for any penalty or tax arising under
Section 4971, 4972, 4980, 4980B or 6652 of the Code or  any liability under
Section 502 of ERISA, and no fact or event exists which could give rise to any such liability. No complete or partial termination has occurred within the five years preceding the date hereof with respect to any Plan. No Plan had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan. None of the assets of the Seller or Atlas Texas is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; neither the Seller nor Atlas Texas has been required to post any security under Section 307 of ERISA or
Section 401(a)(29) of the Code; and, to the Seller's knowledge, no fact or event exists which could give rise to any such lien or requirement to post any such security.

     (e) PLAN CONTRIBUTIONS AND FUNDING. All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any government entity and, to the Seller's knowledge, no fact or event exists which could give rise to any such challenge or disallowance.

     (f) SEVERANCE PAYMENTS RESULTING FROM TRANSACTION. The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, officer or director of the Seller or Atlas Texas to severance pay, unemployment compensation or any other payment, (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or director or (C) constitute a "change in control" under any Plan or within the meaning of such term under Section 280G of the Code. No amounts payable under the Plans solely as a result of the consummation of the transactions contemplated by this Agreement will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code or Section 162(m) of the Code.

     (g) AMERICANS WITH DISABILITIES ACT. The Seller and Atlas Texas are in compliance with the requirements of the Americans With Disabilities Act.

     (h) WARN ACT. The Seller and Atlas Texas are in compliance with the requirements of the Workers Adjustment and Retraining Notification Act ("WARN") and have no liabilities pursuant to WARN.

SECTION 3.23. LABOR MATTERS. (a) Neither the Seller nor Atlas Texas is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Seller or Atlas Texas and to the Seller's knowledge currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Seller or Atlas Texas;
(b) there are no controversies, strikes, slowdowns or work stoppages pending or, to the best knowledge of the Seller, threatened between the Seller or Atlas Texas and any of their respective employees, and neither the Seller nor Atlas Texas has experienced any such controversy, strike, slowdown or work stoppage within the past three years; (c) there are no unfair labor practice complaints pending against the Seller or Atlas Texas before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Seller or Atlas Texas which could have a Material Adverse Effect;
(d) each of the Seller and Atlas Texas is currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining, employment of authorized individuals, including the Immigration Reform and Control Act of 1986 and the Immigration Act of 1990, and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Seller or Atlas Texas and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (e) each of the Seller and Atlas Texas has paid in full to all of its respective employees or adequately accrued for in accordance with U.S. GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees;
(f) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or to the Seller's knowledge threatened before any Governmental Authority with respect to any Persons currently or formerly employed by the Seller or Atlas Texas; (g) neither the Seller nor Atlas Texas is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; (h) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or to the Seller's knowledge, threatened with respect to the Seller or Atlas Texas; and (i) except as set forth in Section 3.23 of the Disclosure Schedule, there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or to the Seller's knowledge threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Seller or Atlas Texas has employed or currently employs any Person.

SECTION 3.24. EMPLOYEES. Section 3.24 of the Disclosure Schedule lists the name, current annual salary rates, and any special arrangements with respect to bonuses, deferred or contingent compensation, pension, accrued vacation, "golden parachute" and other like benefits paid or payable (in cash or otherwise) in 1997 and 1998. Accrued vacation and other entitlement expenses with respect to all employees as of September 30, 1999 are reflected on the Closing Balance Sheet.

SECTION 3.25. POTENTIAL CONFLICTS OF INTEREST. (a) Except as disclosed in Section 3.25 of the Disclosure Schedule, no shareholder, officer or director or, to the best knowledge of the Seller, employee of the Seller or Atlas Texas and no immediate relative or spouse (or immediate relative of such spouse) who resides with, or is a dependent of, any such shareholder, officer or director or, to the best knowledge of the Seller, employee:

     (i) controls, directly or indirectly, or is a consultant or agent of any Person which is, a competitor, customer, lessee or lessor of, or supplier of goods or services to, the Seller;

     (ii) owns, directly or indirectly, in whole or in part, or has any other interest in, any real property, leasehold interests, or tangible or intangible property which the Seller uses or has used in the conduct of the Business or otherwise;

    (iii) has any cause of action or other suit, action or claim whatsoever against, has outstanding any Indebtedness to, or otherwise owes any amount to, or is owed any amount by, the Seller, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under the Plans and similar matters;

     (iv) has sold to, or purchased from, the Seller any assets or property for consideration in excess of $25,000 in the aggregate since January 1, 1997;

     (v) is a party to any contract or participates in any arrangement, written or oral, pursuant to which the Seller provides office space to any such individual, or provides services of any nature to any such individual, except where such individual is an employee of the Seller; or

     (vi) has, since January 1, 1997, engaged in any other material transaction with the Seller (other than in connection with such person's employment relationship, if any).

     (b) Except as disclosed in Section 3.25(b) of the Disclosure Schedule, other than in the ordinary course of business the Seller has no Liability or any other obligation of any nature whatsoever to, any officer, director, or shareholder of the Seller or to any immediate relative or spouse (or immediate relative of such spouse) who resides with, or is a dependent of, any such officer, director or shareholder.

SECTION 3.26. CERTAIN BUSINESS PRACTICES AND REGULATIONS. Neither of the Seller nor Atlas Texas nor any of their respective officers, directors, employees or agents acting within the scope of their agency has, to the knowledge of the Seller, (i) made or agreed to make any contribution, payment or gift to any customer, supplier, governmental official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under any Law, (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on its books and records for any reason, (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state or local public office, whether in the United States or elsewhere, in violation of any Law, or (iv) engaged in any activity constituting fraud or abuse under the Laws of any federal, state or local jurisdiction.

SECTION 3.27. TAXES. (a) (i) All returns and reports in respect of Taxes required to be filed with respect to the Business (including the consolidated federal income tax return of the Seller and any state Tax return that includes the Seller or Atlas Texas on a consolidated or combined basis) have been timely filed; (ii) all Taxes required to be shown on such returns and reports or otherwise due have been timely paid;
(iii) all such returns and reports (insofar as they relate to the activities or income of the Seller or Atlas Texas) are true, correct and complete in all material respects; (iv) no adjustment relating to such returns has been proposed formally or informally by any Tax authority (insofar as either relates to the activities or income of the Business;
(v) there are no pending or, to the best knowledge of the Seller and Atlas Texas, threatened actions or proceedings for the assessment or collection of Taxes with respect to the Business; and (vi) there are no Tax liens on any assets of the Business.


     (b) (i) There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Business may be subject; (ii) there are no requests for information currently outstanding that could affect the Taxes of the Seller or Atlas Texas; (iii) there are no proposed reassessments of any property owned by the Seller or Atlas Texas with respect to the Business or other proposals that could increase the amount of any Tax to which the Seller or Atlas Texas would be subject; and (iv) neither the Seller nor Atlas Texas is subject to any Tax imposed by any state or political subdivision thereof other than Illinois, Texas and the political subdivisions thereof.

     (c) (i) Section 3.27 of the Disclosure Schedule lists all income, franchise and similar tax Returns (federal, state, local and foreign) filed with respect to each of the Seller and Atlas Texas for taxable periods ended on or after December 31, 1995, indicates for which jurisdictions Returns have been filed on the basis of a unitary group, indicates the most recent income, franchise or similar tax Return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed and indicates all tax Returns that currently are the subject of audit; and (ii) the Seller has delivered to the Purchaser correct and complete copies of all federal, state and foreign income, franchise and similar tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller or Atlas Texas since December 31, 1995 other than immaterial items.

     (d) For purposes of the Seller's indemnification of the Purchaser pursuant to Section 6.01(a), the representations in Section 3.27(a) shall be deemed to have been made with no exception for items disclosed in
Section 3.27 of the Disclosure Schedule or otherwise.

     (e) On the Closing Balance Sheet, reserves and allowances have been provided, and on the Closing Balance Sheet reserves and allowances will be provided, in each case adequate to satisfy all Liabilities for Taxes relating to the Seller and Atlas Texas for periods through the Closing Date (without regard to the materiality thereof).

SECTION 3.28. INSURANCE. (a) All material assets, properties and risks of the Business and the Seller are covered by valid and currently effective insurance policies or binders of insurance (including, without limitation, general liability insurance, property insurance and workers' compensation insurance) issued in favor of the Seller, in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Seller. Section 3.28 of the Disclosure Schedule sets forth all policies or binders of fire, property, casualty, liability, workers' compensation, vehicular or other insurance, and all bond and surety arrangements, held by or on behalf of the Seller currently in effect (specifying the insurer, the policy number or covering note number with respect to binders, and describing each open claim thereunder, setting forth the aggregate amounts paid out under each such policy and specifying the aggregate limits of liability thereunder). Each such insurance policy and binder is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect. All such policies and binders are issued by insurers who are unaffiliated, directly or indirectly, with the Seller. Neither the Seller nor any Person holding any such policy or binder is in breach or default with respect to any provision contained in any such policy or binder, nor has the Seller or any such policyholder failed to give any notice of any claim under any such policy or binder in due or timely fashion. Neither the Seller nor any such policyholder has cancelled or failed to renew any such policy or binder, or has knowledge of any material inaccuracy in any application for such policies or binders, or has failed to pay premiums when due or any similar state of facts that might form the basis for termination of any such insurance, or given notice of any such circumstance, except to the extent that such occurrence would not have a Material Adverse Effect.

     (b) Section 3.28 of the Disclosure Schedule sets forth all risks against which the Seller is self-insured or which are covered under any risk retention program in which the Seller participates and details for the last five years of the Seller's loss experience with respect to such risks.

SECTION 3.29.  ACCOUNTS; LOCKBOXES; SAFE DEPOSIT BOXES; POWERS OF ATTORNEY.
Section 3.29 of the Disclosure Schedule is a true and complete list of (i) the names of each bank, savings and loan association, securities or commodities broker or other financial institution in which the Seller has an account relating to the Business, including cash contribution accounts, and the names of all persons authorized to draw thereon or have access thereto, (ii) the location of all lockboxes and safe deposit boxes of the Seller relating to the Business and the names of all Persons authorized to draw thereon or have access thereto and (iii) the names of all Persons, if any, holding powers of attorney from the Seller relating to the Business. At the time of the Closing, the Seller shall not have any such account, lockbox or safe deposit box other than those listed in Section 3.29 of the Disclosure Schedule, nor shall any additional Person have been authorized, from the date of this Agreement, to draw thereon or have access thereto or to hold any such power of attorney, without the prior written consent of the Purchaser. The Seller has not commingled monies or accounts of the Seller with other monies or accounts of any Affiliates of the Seller. At the time of the Closing, all monies and accounts of the Seller shall be held by, and be accessible only to, the Seller.

SECTION 3.30. FULL DISCLOSURE. (a) The Seller is not aware of any facts pertaining to the Seller or the Business that could have a Material Adverse Effect and which have not been disclosed in this Agreement, the Disclosure Schedule, the Financial Statements or the Interim Financial Statements or otherwise disclosed to the Purchaser by the Seller in writing.

     (b) No representation or warranty of the Seller in this Agreement, nor any statement or certificate furnished or to be furnished to the Purchaser pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or knowingly omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

SECTION 3.31. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Seller.

SECTION 3.32. YEAR 2000 COMPLIANCE. The Seller has undertaken an assessment of those Seller Systems that could be adversely affected by a failure to be Year 2000 Compliant. Based on such inventory and assessment, the Seller has taken all commercially reasonable steps to ensure that all Seller Systems are Year 2000 Compliant or will be Year 2000 Compliant as required to avoid having a Material Adverse Effect on the Business. The Seller estimates that the total remaining cost of rendering the Seller Systems Year 2000 Compliant is as calculated and as disclosed on Section
3.32 of the Disclosure Schedule. Any costs incurred subsequent to September 30, 1999 with respect to making Seller Systems Year 2000
Compliant shall be accrued as of the Closing Balance Sheet Date. For purposes hereof, "SELLER SYSTEMS" shall mean all computer, hardware, software, Software, systems, and equipment (including embedded microcontrollers in non-computer equipment) embedded within or required to operate the current products of the Seller and Atlas Texas, and/or material to or necessary for the Seller to carry on the Business as currently conducted. For purposes hereof, "YEAR 2000 COMPLIANT" means that the Seller Systems provide uninterrupted millennium functionality in that the Seller Systems will record, store, process and present calendar dates falling on or after January 1, 2000, in the same manner and with the same functionality as the Seller Systems record, store, process, and present calendar dates falling on or before December 31, 1999.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As an inducement to the Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller as follows:

SECTION 4.01. ORGANIZATION AND AUTHORITY OF THE PURCHASER. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms.

SECTION 4.02. NO CONFLICT. Except as may result from any facts or circumstances relating solely to the Seller, the execution, delivery and performance by the Purchaser of this Agreement do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or
(c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or by which any of such assets or properties is bound or affected, which would have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

SECTION 4.03. GOVERNMENTAL CONSENTS AND APPROVALS. The execution, delivery and performance of this Agreement by the Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority.

SECTION 4.04. LITIGATION. No claim, action, proceeding or investigation is pending or, to the best knowledge of the Purchaser after due inquiry, threatened, which seeks to delay or prevent the consummation of, or which would be reasonably likely to materially adversely affect either the Purchaser's ability to consummate, the transactions contemplated by this Agreement.

SECTION 4.05. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. ACCESS TO INFORMATION. (a) In order to facilitate the resolution of any claims made against or incurred by the Seller prior to the Closing, for a period of seven] years after the Closing, the Purchaser shall (i) retain the books and records of the Seller which are transferred to the Purchaser pursuant to this Agreement relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Seller and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Seller reasonable access (including the right to make, at the Seller's expense, photocopies), during normal business hours, to such books and records.

     (b) In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser after the Closing or for any other reasonable purpose, for a period of seven years following the Closing, the Seller shall (i) retain all books and records of the Seller which are not transferred to the Purchaser pursuant to this Agreement and which relate to the Seller, its operations or the Business for periods prior to the Closing and which shall not otherwise have been delivered to the Purchaser and
(ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Purchaser, reasonable access (including the right to make photocopies at the expense of the Purchaser), during normal business hours, to such books and records.

SECTION 5.02. CONFIDENTIALITY. Each of the Seller and each Shareholder agrees to, and shall use reasonable best efforts to cause its respective agents, representatives, Affiliates, employees, officers and directors to:
(i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent or trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and any other confidential information with respect to the Business or the Seller, (ii) in the event that the Seller, any Shareholder or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser may seek a protective order or other remedy or waive compliance with this Section 5.02, (iii) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.02, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information, and (iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Purchaser any and all copies (in whatever form or medium) of all such confidential information then in the possession of the Seller, any Shareholder or any of their respective agents, representatives, Affiliates, employees, officers and directors and destroy any and all additional copies then in the possession of the Seller, any Shareholder or any of their respective agents, representatives, Affiliates, employees, officers and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; PROVIDED, HOWEVER, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Seller, any Shareholder, or their respective agents, representatives, Affiliates, employees, officers or directors; PROVIDED FURTHER that specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain. The Seller and the Shareholders agree and acknowledge that remedies at Law for any breach of their obligations under this Section 5.02 are inadequate and that in addition thereto the Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach, without the necessity of demonstrating the inadequacy of monetary damages.

SECTION 5.03. USE OF INTELLECTUAL PROPERTY. (a) From and after the Closing, the Seller and the Shareholders shall not use any of the
Intellectual Property; PROVIDED, HOWEVER, that Charles Roy and Scott Brekken may continue to use the Intellectual Property in the course of their employment pursuant to their respective Employment Agreements.

     (b) As promptly as practicable following the Closing, the Seller shall remove or obliterate any Intellectual Property from letterheads and other materials remaining in its possession or under its control, and the Seller shall not use or put into use after the Closing any materials that bear any trademark, service mark, trade dress, logo, trade name or corporate name, including, but not limited to, "Atlas Bag Inc.," "Atlas Bag" or "Atlas," contained in the Intellectual Property.

SECTION 5.04. TAXES. (a) The Seller, the Shareholders and the Purchaser agree to treat all payments made by either party to or for the benefit of the other party under the indemnity provisions of this Agreement and for any misrepresentations or breach of warranties or covenants contained herein as adjustments to the Purchase Price for Tax purposes, and that such treatment shall govern for purposes hereof except to the extent that the laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-tax basis.

     (b) Notwithstanding any provision in this Agreement to the contrary, the Seller and the Shareholders shall indemnify and hold harmless Purchaser for any Tax liabilities imposed on Purchaser as a result of any payments made by the Seller or any Shareholder under the indemnity provisions of this Agreement, which obligation for such imposed Tax liabilities shall survive until the close of business on the 60th day following the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).

     (c) The Purchaser reserves the right to choose the procedure for filing and furnishing IRS Forms W-2, W-3 and 941 under Revenue Procedure 96-60, including the right to succeed to the Seller's federal unemployment tax accounts in accordance therewith. The Seller shall report and remit federal taxes at the appropriate time as elected by the Purchaser under the "Standard Procedure" or "Alternative Procedure" stated in sections 4 and 5 of Revenue Procedure 96-60. The Purchaser also reserves the right to choose the procedure for filing state unemployment tax forms and to succeed to the Seller's state unemployment tax accounts under state "successor-in-interest" provisions under any similar procedure. The Seller agrees to authorize the Purchaser's state unemployment tax election.

     (d) The Seller and the Shareholders shall be jointly and severally liable for and shall hold the Purchaser harmless against any real property transfer or gains, sales, use, transfer, and value added taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement. The Seller, after the review and consent by the Purchaser, shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. The Purchaser shall execute and deliver all instruments and certificates necessary to enable the Seller to comply with the foregoing. The Purchaser shall complete and execute a resale or other exemption certificate with respect to the inventory items sold hereunder, and shall provide the Seller with an executed copy thereof.

SECTION 5.05. EXCLUDED LIABILITIES. The Seller will, and the Shareholders will cause the Seller to, pay and discharge the Excluded Liabilities as and when the same become due and payable.

SECTION 5.06. BULK TRANSFER LAWS. The Purchaser hereby waives compliance by the Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Assets to the Purchaser (other than any obligations with respect to the application of the proceeds herefrom). Pursuant to Article VI, the Seller has agreed to indemnify the Purchaser against any and all liabilities which may be asserted by third parties against the Purchaser as a result of the Seller's noncompliance with any such law.

SECTION 5.07. EMPLOYEE MATTERS. (a) As of the Closing Date, the Purchaser shall offer employment to those employees of the Seller listed on
Schedule 5.07 of the Disclosure Schedule. As used herein, "TRANSFERRED EMPLOYEE" shall mean each such employee who accepts such offer.

     (b) As of the Closing Date, the Seller shall provide the Purchaser with a complete and accurate statement of any amounts expected to be payable by the Purchaser following the Closing that relate to any service by any Transferred Employee with the Seller through the Closing Date, including, without limitation, any salary or wages, any accrued vacation, sick or personal days or any bonuses, except to the extent that such amounts are reflected as Liabilities on the Closing Balance Sheet (the "EMPLOYEE AMOUNTS"). In the event that the amounts payable by the
Purchaser following the Closing Date that relate to service by any Transferred Employee with the Seller through the Closing Date exceed the Employee Amounts, the Seller shall indemnify the Purchaser for such excess.

     (c) The Purchaser shall be responsible for complying with the notification requirements of WARN in connection with the termination of employment of a Transferred Employee on or after the Closing Date.

     (d) The Purchaser shall assume all of the rights and obligations of the Seller under the employment agreements to which the Seller is a party listed on Section 5.07 of the Disclosure Schedule, forms of which are included in Section 5.07 of the Disclosure Schedule.

SECTION 5.08. NON-COMPETITION. (a) For a period of three years after the Closing (the "RESTRICTED PERIOD"), none of Seller, Charles Roy, Scott Brekken and Bruce Vernon shall engage, directly or indirectly, in any business anywhere in the world that manufactures, produces or supplies products or services of the kind manufactured, produced or supplied by the Business as of the Closing Date or, without the prior written consent of the Purchaser, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person that competes with the Purchaser, the Seller or Atlas Texas in manufacturing, producing or supplying products or services of the kind manufactured, produced or supplied by the Business as of the Closing; PROVIDED, HOWEVER, that, for the purposes of this Section 5.08, ownership of securities having no more than one percent of the outstanding voting power of any competitor which are listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be in violation of this Section 5.08 so long as the Person owning such securities has no other connection or relationship with such competitor.

     (b) As a separate and independent covenant, the Seller and each Executive listed in Section 5.08(a) agrees with the Purchaser that, for a period of three years following the Closing, neither the Seller nor any such Executive will in any way, directly or indirectly, for the purpose of conducting or engaging in any business that manufactures, produces or supplies products or services of the kind manufactured, produced or supplied by the Business as of the Closing, call upon, solicit, advise or otherwise do, or attempt to do, business with any customers of the Business with whom the Seller or any such Executive had any dealings during the period of time in which such Executive was an Executive of the Seller; PROVIDED that the restrictions in this Section 5.08 shall not apply to Charles Roy and Scott Brekken when performing their duties pursuant to their respective Employment Agreements. Each of the Seller and the Executives further agrees with the Purchaser that, for a period of three years following the Closing, neither the Seller nor any such Executive will take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Business, or interfere with or attempt to interfere with any officers, employees, representatives or agents of the Business, or induce or attempt to induce any of them to leave the employ of the Purchaser or violate the terms of their contracts, or any employment arrangements, with the Purchaser.

     (c) The Restricted Period shall be extended by the length of any period during which any Executive is in breach of the terms of this
Section 5.08.

     (d) The Seller acknowledges that the covenants of the Seller set forth in this Section 5.08 are an essential element of this Agreement and that, but for the agreement of the Seller to comply with these covenants, the Purchaser would not have entered into this Agreement. The Seller acknowledges that this Section 5.08 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by the Purchaser. The Seller has independently consulted with counsel and after such consultation agree that the covenants set forth in this Section 5.08 are reasonable and proper.

SECTION 5.09. INDEMNITY REGARDING LEASE AND CONTRACT ASSIGNMENTS. The Seller and the Shareholders, jointly and severally, shall indemnify the Purchaser and hold it harmless, without regard to the limitations on indemnification set forth in Article VI, from any and all damages, claims, losses and liabilities arising out of or resulting from the failure of the Seller to obtain consents, at or prior to the Closing, under any and all leases and contracts of the Seller.

SECTION 5.10. FURTHER ACTION. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Laws, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.


ARTICLE VI

INDEMNIFICATION

SECTION 6.01. SURVIVAL. The representations, warranties, covenants and agreements of the Seller contained in this Agreement and the Ancillary Agreements to which the Seller and the Purchaser are party, and all statements contained in the Acquisition Documents, shall survive the Closing until the second anniversary thereof; PROVIDED, HOWEVER, that
(a) the representations and warranties dealing with Tax matters shall survive until thirty calendar days after the expiration of the applicable period under the statute of limitations therefor has expired and
(b) insofar as any claim is made by the Purchaser for the breach of any representation or warranty of the Seller contained herein, which claim arises out of allegations of personal injury or property damage suffered by any third party on or prior to the Closing Date or attributable to products or Inventory sold or shipped, or activities or omissions that occur, on or prior to the Closing Date, such representations and warranties shall, for purposes of such claim by the Purchaser, survive until thirty calendar days after the expiration of the applicable period under the statute of limitations governing such claims, and (c) the agreements set forth in
Article V shall remain in full force and effect for the applicable periods specified in such Article or, if no such period is specified, until the applicable period under the statute of limitations therefor has expired. Neither the period of survival nor the liability of the Seller with respect to the Seller's representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Purchaser. If written notice of a claim has been given by the Purchaser to the Seller prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

SECTION 6.02. INDEMNIFICATION BY THE SELLER. The Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by the Seller and each of the Shareholders, jointly and severally, for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a "LOSS"), arising out of or resulting from:

     (i) the breach of any representation or warranty made by the Seller or the Shareholders contained in the Acquisition Documents; or

     (ii) the breach of any covenant or agreement by the Seller contained in the Acquisition Documents; or

     (iii) any and all Losses suffered or incurred by the Purchaser by reason of or in connection with any claim or cause of action of any third party to the extent arising out of any action, inaction, event, condition, liability or obligation of the Seller occurring or existing prior to the Closing; or

     (iv) Liabilities, whether arising before or after the Closing Date, that are not expressly assumed by the Purchaser pursuant to this Agreement, including, without limitation, the Excluded Liabilities;

PROVIDED, HOWEVER, that any liability of the Seller and each Shareholder pursuant to Section 5.08 shall be several.

To the extent that the Seller's and the Shareholder's undertakings set forth in this Section 6.02 may be unenforceable, the Seller and each Shareholder shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Purchaser.

SECTION 6.03. INDEMNIFICATION BY THE PURCHASER. The Seller and its Affiliates, officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by the Purchaser for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a "LOSS"), arising out of or resulting from:

     (i) the breach of any representation or warranty made by the Purchaser contained in this Agreement or the Assumption Agreement; or

     (ii) the breach of any covenant or agreement by the Purchaser contained in this Agreement or the Assumption Agreement;

     (iii) the conduct of the Business by the Purchaser following the Closing; or

     (iv) the Assumed Liabilities, except to the extent that the Seller or the Shareholders are obligated to indemnify the Purchaser with respect thereto.

SECTION 6.04. GENERAL INDEMNIFICATION PROVISIONS. (a) Any Person seeking indemnification under this Article VI (an "INDEMNIFIED PARTY") shall give prompt notice to the party or parties from whom such indemnification is sought (the "INDEMNIFYING PARTY"), stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of the Indemnifying Party under this Article VI with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article VI ("THIRD PARTY CLAIMS") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 30 days of the receipt by the Indemnified Party of such notice; PROVIDED, HOWEVER, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this
Article VI except to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article VI. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 15 days of the receipt of such notice from the Indemnified Party; PROVIDED, HOWEVER, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable good faith judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the written consent of the Indemnified Party.

     (b) To the extent that the undertakings of the Indemnifying Party Seller or the Purchaser set forth in this Article VI may be unenforceable, the Seller or the Purchaser, as the case may be, shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Purchaser or the Seller, as the case may be.

SECTION 6.05. LIMITATION OF INDEMNIFICATION. (a) In order to satisfy any amount determined to be owed to the Purchaser under this Article VI, the Purchaser's first but not sole recourse shall be to offset such amount against any Subsequent Payments remaining to be paid; PROVIDED that the Seller and the Shareholders shall not be required to indemnify, defend or hold the Purchaser harmless against or reimburse any losses or claims pursuant to Section 6.02 unless and until the aggregate amount of such losses or claims exceeds $50,000, after which the Seller shall be obligated for the entire amount of all such losses or claims in excess of $25,000; and PROVIDED, FURTHER that Seller and the Shareholders shall not be obligated for any portion of such amount that is in excess of 75% of the Purchase Price that is paid to the Seller and the Shareholders.

     (b) In the event of any indemnity claim by the Purchaser, notwithstanding the provisions of Section 2.03(b), the Purchaser may withhold an amount from any Subsequent Payments that in the Purchaser's good faith estimate is sufficient to cover the amount of such claim. Upon resolution of such claim, the Purchaser shall pay the remainder of such Subsequent Payment after the satisfaction of such claim to the Sellers together with interest thereon at the Interest Rate for the period withheld.


ARTICLE VII

GENERAL PROVISIONS

SECTION 7.01. EXPENSES. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.


SECTION 7.02. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

(a)  if to the Seller and to the Shareholders:
Atlas Bag, Inc.
1701 South Winthrop Drive
Des Plaines, Illinois  60018
Telecopy No.:  (847) 227-1704
Attention:  Charles M. Roy

with a copy to:

Horwood Marcus & Berk
333 West Wacker Drive, Suite 2800
Chicago, Illinois 60606
Telecopy No.:  (312) 606-3232
Attention:  Keith H. Berk, Esq.

(b)  if to the Purchaser:
     Marino Technologies Inc.
     c/o Consoltex (USA) Inc.
     1040 Avenue of the Americas, 6th Floor
     New York, New York  10018
     Telecopy:  (212) 596-0483
     Attention:  Paul J. Bamatter

with a copy to:

    Shearman & Sterling
    599 Lexington Avenue
    New York, New York  10022
    Telecopy:  (212) 848-7179
    Attention:  Creighton O'M. Condon, Esq.

SECTION 7.03. PUBLIC ANNOUNCEMENTS. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

SECTION  7.04.   HEADINGS.   The  descriptive  headings  contained  in this
Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 7.05. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 7.06. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof.

SECTION 7.07. ASSIGNMENT. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller and the Purchaser); PROVIDED, HOWEVER, that the Purchaser may assign this Agreement to an Affiliate of the Purchaser without the consent of the Seller.

SECTION 7.08. NO THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of the Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 7.09.   AMENDMENT   This  Agreement  may not be amended or modified
except by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser.

SECTION 7.10. GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCLUDING (TO THE GREATEST EXTENT PERMISSIBLE BY LAW) ANY RULE OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE HEARD AND DETERMINED IN ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE CITY OF NEW YORK. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, THE RIGHT TO A TRIAL BY JURY.

SECTION 7.11. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement (a "CLAIM") that cannot be mutually resolved by the parties hereto and their respective advisors and representatives shall be finally settled by binding arbitration in Chicago, Illinois administered by the American Arbitration Association ("AAA") under its Commercial Arbitration Rules as then in effect (the "RULES"). The arbitration shall be conducted before a single arbitrator of exemplary qualifications and stature, who shall be selected jointly by the Purchaser, and the Seller. In the event that the parties or their selected arbitrators are unable to selected such an arbitrator, selection of the arbitrator shall be in accordance with the Rules. Judgment may be entered on the arbitrator's award in any court have competent jurisdiction. At the request of either the Sellers or the Purchaser, the arbitrator may take any interim measure he deems necessary, including measures for the conservation of any items forming the subject matter in dispute, which measures may take the form of an interim award. The arbitrator's power to grant interim measures shall not be interpreted as precluding the jurisdiction of competent courts to grant such relief. The parties waive any form of notification or deposit of the award except as required by the Rules. Judgment on the award may be entered in any court having jurisdiction over it or having jurisdiction over the Sellers or the Purchaser or their respective assets. The laws of the State of Illinois shall govern any arbitration and the validity, scope and effect of this Section 7.11. The non-prevailing party shall bear all expenses of the arbitrator incurred in any arbitration hereunder. In the event of arbitration or litigation arising under this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable attorney's fees and expenses incurred in connection with such arbitration or litigation, including before the filing of a demand for arbitration or a lawsuit. Arbitration pursuant to this Section 7.11 shall constitute the sole remedy of the parties hereto, PROVIDED, that the parties agree that monetary damages may be inadequate and that any party shall be entitled to seek specific performance of the arbitrator's decision from a court of competent jurisdiction.

SECTION 7.12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 7.13. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity without the necessity of demonstration the inadequacy of monetary damages.

IN WITNESS WHEREOF, the Seller, the Shareholders and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ATLAS BAG, INC.

By:
Name:
Title:

CHARLES M. ROY
_______________________________
Charles M. Roy
SCOTT BREKKEN
_______________________________
Scott Brekken
BRUCE H. VERNON
_______________________________
Bruce H. Vernon


MARINO TECHNOLOGIES INCORPORATED

By:
Name:
Title:

By:
Name:
Title:

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